MARKETMASTER TRUST

                         (A Massachusetts Business Trust)

                      CERTIFICATE; CLASSIFICATION OF SHARES



            I, W. Bruce McConnel, III, do hereby certify as follows:

            (1) That I am the duly elected Secretary of MarketMaster Trust (the "Trust");

            (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust;

            (3) That the Board of Trustees of the Trust duly adopted the following resolutions, by unanimous written consent on May 14, 1985:

            RESOLVED, that Pursuant to Section 5.1 of the Trust's Declaration of Trust an unlimited number of unissued units of beneficial interest in the Trust be, and hereby are, classified into five classes of Shares designated as (a) Class A shares of beneficial interest, (.b) Class B shares of beneficial interest, (c) Class C shares of beneficial interest, (d) Class D shares of beneficial interest, and (e) Class E shares of beneficial interest;

            FURTHER RESOLVED, that each class of Shares classified pursuant to the foregoing resolution shall have the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption provided for in the Declaration of Trust with respect to Shares of any class.

            (4) That the foregoing resolutions remain in full force and effect the date hereof.

                               /s/ W. Bruce McConnel
                              --------------------------------
                               W. Bruce McConnel, III



      Dated:  May 17, 1985

      Subscribed and Sworn to before me this 17th day of May, 1985.

                               /s/ Susan L. Lubas

                              --------------------------------
                               Notary Public

      My Commission Expires: 08/22/88